UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2005

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CITIZENS BANCORP OF VIRGINIA, INC.

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	000-50576 (Commission File Number)	20-0469337 (I.R.S. Employer Identification No.)

126 South Main Street Blackstone, Virginia (Address of principal executive offices)	23824 (Zip Code)

Registrant’s telephone number, including area code: (434) 292-7221

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

On May 9, 2005, the Company entered into a Management Continuity Agreement with Ronald E. Baron (the “Agreement”) in connection with Mr. Baron’s appointment as the Company’s Vice President and Chief Financial Officer.  The agreement will expire on December 31, 2005, but will automatically renew for a rolling two-year term on that date and each December 31 thereafter.

In the event of a Change in Control of the Company (as defined in the Agreement), the Company will continue to employ Mr. Baron until the third anniversary of the date of such Change in Control.  The Agreement provides for the payment of base salary and an annual bonus to Mr. Baron following the Change in Control and entitles him to participate in the incentive, savings and retirement plans and welfare benefit plans of the Company.  The Agreement also provides for certain benefits and payments to Mr. Baron in the event of the termination of employment following a Change in Control.  If his employment terminates with “Cause” (as defined in the Agreement) or for “Good Reason” (as defined in the Agreement), or if his employment terminates in the 90-day period following the one-year anniversary of the Change in Control, Mr. Baron is entitled to receive (i) a lump sum payment of base salary, incentive or bonus compensation, bonus and other benefits and awards earned, but not paid, through the date of termination, (ii) a lump sum payment of his base salary in effect at the date of termination and (iii) the continuation of employee welfare benefits for 24 months following the date of termination.  The Company will also compensate Mr. Baron for certain excise taxes that may be imposed on him in connection with such termination of employment.

Item 9.01

Financial Statements and Exhibits.

(c)

Exhibits.

Exhibit No.

Description

10.1

Management Continuity Agreement dated May 9, 2005 between the Company and Ronald E. Baron.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIZENS BANCORP OF VIRGINIA, INC.

(Registrant)

Dated:  May 13, 2005

By: /s/ William E. Doyle, Jr.

William E. Doyle, Jr.

President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.

Description

10.1

Management Continuity Agreement dated May 9, 2005 between the

Company and Ronald E. Baron.